EXHIBIT 24

                            LIMITED POWER OF ATTORNEY

     BE IT KNOWN, that Joseph L. Soczek, jr. has made and appointed, and by these presents does make and appoint, Raymond M. Beebe, acting individually, in his capacity as compliance officer for Winnebago Industries, Inc., true and lawful attorney for him and in his name, place and stead, for the following specific and limited purposes only:

          To sign any and all documents required by the Securities and Exchange Commission to ensure compliance with the rules and regulations thereof by me in connection with any transactions I may complete involving the stock of Winnebago Industries, Inc.

giving and granting said attorney full power and authority to do and perform all and every act and thing whatsoever necessary to be done in and about the specific and limited premises set out herein as fully, to all intents and purposes, as might or could be done if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of August, 2003.

                                       /s/ Joseph L. Soczek, Jr.
                                       -------------------------

STATE OF IOWA     )
                  )ss:
COUNTY OF HANCOCK )

The foregoing instrument was acknowledged by me this 13th day of August, 2003, by Joseph L. Soczek, Jr. who is personally known by me and who did not take an oath.


                                       /s/ Karen C. Jefson
                                       -------------------
[STAMP]                                Notary Public
                                       State of Iowa
                                       My Commission Expires:  5-11-04